EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT, dated as of September 3, 1996, between DI INDUSTRIES, INC., a Texas corporation (the "Company"), and THOMAS P. RICHARDS (the "Executive").

            The Company desires to employ the Executive and the Executive desires to accept employment with the Company, on the terms and conditions of this Agreement.

            Accordingly, the parties agree as follows:

            1.    EMPLOYMENT, DUTIES AND ACCEPTANCE.

                  1.1 EMPLOYMENT BY THE COMPANY; DUTIES. The Company hereby agrees to employ the Executive for a term commencing on September 3, 1996, and expiring at the end of the day on September 2, 1999 (such date, or later date to which this Agreement is extended in accordance with the terms hereof, the "Termination Date"), unless earlier terminated as provided in Article 4 or unless extended as provided herein (the "Term"). The Term shall automatically be extended on the Termination Date and each anniversary thereof for successive one-year periods unless either party notifies the other on or before the date 90 days prior to the Termination Date that he or it desires to terminate the Agreement. During the Term, the Executive shall initially serve in the capacity of President and Chief Executive Officer of the Company and shall also serve in those offices and directorships of subsidiary corporations or entities of the Company to which he may from time to time be appointed or elected. During the Term, the Executive shall devote all reasonable efforts and all of his business time and services to the Company, subject to the direction of the Board. The Executive shall not engage in any other business activities except for passive investments in corporations or partnerships not engaged in the oil or gas drilling or well servicing business. The Company acknowledges that the Executive has farming and ranching interests, holds working and royalty interests, owns an interest in a family corporation which may engage in oil and gas servicing business and may own working, carried or royalty interests in oil and gas wells, none of which are or will be in competition with Company Business (as hereinafter defined); provided, however, that the Executive (or his family partnership or corporation) may own royalties with respect to mineral interests owned by them prior to becoming part of Company Business.

                  1.2 ACCEPTANCE OF EMPLOYMENT BY THE EXECUTIVE. The Executive hereby accepts such employment and shall render the services and perform the duties described above.

            2.    COMPENSATION AND OTHER BENEFITS.

                  2.1 ANNUAL SALARY. The Company shall pay to the Executive an annual salary at a rate of not less than two hundred seventy-five thousand dollars ($275,000) per year (the "Annual Salary"), subject to increase at the sole discretion of the Board of Directors of the Company (the "Board"). The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than
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each month, less such deductions as shall be required to be withheld by applicable law and regulations.

                  2.2 BONUSES. The Executive shall receive an incentive bonus, if earned, with respect to the fiscal years ending during the term hereof (the "Incentive Bonus"), provided that an Incentive Bonus, payable in respect of a fiscal year, shall not exceed one-half of the Annual Salary for such fiscal year. The amount of the Incentive Bonus for the fiscal year ending December 31, 1996, shall be determined by the Board, in its sole discretion. The criteria for determining the amount of the Incentive Bonus for each fiscal year thereafter shall be set forth in a formalized plan which is prepared by the Board and approved by the Compensation Committee of the Board and the Executive in advance of such fiscal year included within the Term of this Agreement (including any extension thereof). The Board shall use reasonable guidelines for establishing such criteria, based upon the performance of the Executive, as measured by the extent to which the Company achieves its business plan and with due regard to eliminating any positive or negative effect on performance attributable solely to drilling market conditions. The approval of the Executive to his bonus plan shall not be unreasonably withheld or delayed.

                  2.3 GRANT OF OPTION. The Company agrees to grant the Executive, in part pursuant to the terms of its existing stock option plan or to newly adopted or amended stock option plans, options to acquire two million (2,000,000) shares of the Company's common stock, at an exercise price equal to the lesser of $1.50 per share and the fair market value of such stock on the date of grant. The Company agrees to use all reasonable efforts, consistent with the foregoing, to ensure that that portion of such stock options designated by the Executive to the Company on the date hereof meets all requirements for treatment as Incentive Stock Options under the Internal Revenue Code of 1986, as amended, and that such stock option plan meets the requirements of Rule 16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended. If, to qualify for ISO treatment, the exercise price of the ISOs is greater than would otherwise be provided for in this Section 2.3, the exercise price of the options not eligible for ISO treatment ("NSOs") will be reduced so that the aggregate exercise price of all such ISOs and NSOs shall equal $3,000,000 (i.e. $1.50 times 2,000,000). Contemporaneously with the execution of this Agreement, the Company and the Executive shall enter into an NSO agreement for the benefit of the Executive in the form attached hereto as Exhibit A. The NSOs may be transferred by the Executive to a trust or partnership, the beneficiaries or partners of which shall be and remain members of the Executive's immediate family and lineal descendants. Any transferee of the NSOs shall be subject to the terms of the NSOs, and no transfer of NSOs by such trust or partnership shall be permitted without the consent of the Company; provided, however, that such transfer limitations shall not apply to any stock issued upon the exercise of any of the NSOs. The Company and the Executive acknowledge that the Executive plans to transfer or assign all or substantially all of the NSOs to such a family-owned limited partnership promptly after the date of grant. The stock options shall vest in five equal increments over a four-year period commencing on the date of grant, and shall expire ten years after the date of grant. One fifth of the ISOs and one fifth of the NSOs shall vest on December 31, 1996, and on the first, second, third and fourth anniversary of the date of grant. The Company hereby agrees to use all reasonable efforts, at its expense, to register with the Securities and Exchange Commission and under applicable state blue sky laws, and to list with the American Stock Exchange or such other exchange on which the Company shares are listed from time to time, the

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shares of Company common stock which will be delivered to the Executive and the
Executive's permitted assigns upon the exercise of the options granted to the Executive pursuant to this Section 2.3, but only to the extent that such registration can be accomplished on Form S-8 or Form S-3 (or similar or successor forms). The Company agrees to use all reasonable efforts to file the registration statement covering such registration and the listing application covering such listing on or before December 31, 1996. The Executive shall be consulted with regard to options granted to other senior executives of the Company.

                  2.4 VACATION POLICY. The Executive shall be entitled to a paid vacation of four weeks during each year of the Term.

                  2.5 PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The Company agrees to permit the Executive during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company (collectively, "Benefits") which may be available to other senior executives of the Company on terms no less favorable to the Executive than the terms offered to such other executives. The Company agrees to use its best efforts to obtain immediate coverage for the Executive upon the commencement of the Term under its existing or newly adopted medical expense and hospitalization plan for employees without premium surcharge and without exclusions for disclosed preexisting conditions. The Executive shall cooperate with the Company in applying for such coverage, including submitting to a physical exam and providing all relevant health and personal data.

                  2.6 GENERAL BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive's services under this Agreement. Such payment shall be made upon presentation of such documentation as the Company customarily requires of its senior executive employees prior to making such payments or reimbursements. The Company shall reimburse the Executive for 70% of his reasonable legal expenses incurred in connection with the negotiation and preparation of this Agreement.

                  2.7 COMPANY CAR, CELLULAR TELEPHONE. The Company shall provide an automobile, of the Executive's choice, to be used by the Executive during the Term hereof or until his employment hereunder is terminated. The purchase price of the automobile shall not exceed $45,000 unless increased by the Board. If requested by the Executive, the Company will replace the automobile with a new automobile no less frequently than every three years during the Term hereof. The Company shall, at its expense, pay any and all expenses associated with the operation of such company car, including but not limited to, collision and liability insurance, maintenance and repair costs, replacement parts, tires, fuel and oil. The Executive may use the automobile for personal purposes and, to the extent of the value of such personal usage, the value thereof shall be deemed to be additional compensation.

            The Company shall also furnish the Executive with a cellular telephone of his choice and the Company shall pay all charges in connection with the use thereof, other than charges for calls not related to Executive's duties hereunder.

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            3.    NON-COMPETITION.

                  3.1 COVENANTS AGAINST COMPETITION. The Executive acknowledges that (i) the Company is currently engaged in the business of owning, managing and operating onshore drilling and workover rigs for its own account or for others which are contracted or hired for the purpose of drilling and/or workover of oil or natural gas wells and from time to time acquiring working or carried interests in oil and gas wells in connection with, or incident to, such drilling or workover activities (the "Company Business"); (ii) his work for the Company will give him access to trade secrets of and confidential information concerning the Company; and (iii) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:

                  3.1.1 NON-COMPETE. The Executive shall not during the Restricted Period (as defined below) in the United States or any other place where the Company and its affiliates conduct operations related to the Company Business, directly or indirectly (except in the Executive's capacity as an officer of the Company), (i) engage or participate in the Company Business; (ii) enter the employ of, or render any other services to, any person engaged in the Company Business except as permitted hereunder; or (iii) become interested in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, lender, officer, director, principal, agent or trustee except as permitted hereunder; PROVIDED, HOWEVER, that the Executive may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if the Executive is not a controlling person of, or a member of a group which controls, such person and the Executive does not, directly or indirectly, own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 1% or more of any class of equity securities, of such person. The Executive shall not during the Restricted Period acquire any interest in any oil or gas wells that the Company is drilling or intends to drill. As used herein, the "Restricted Period" shall mean a period commencing on the date hereof and terminating upon the first to occur of (a) the date on which the Company terminates or is deemed to terminate the Executive's employment without Cause,
(b) the date the Executive terminates or is deemed to terminate his employment pursuant to Section 4.6 hereof or (c) the date of termination of this Agreement; PROVIDED, HOWEVER, that if the Company shall have terminated the Executive's employment for Cause and such Cause in fact exists or if the Executive shall have terminated his employment with the Company in breach of the terms of this Agreement, the Restricted Period shall end twelve months following the termination of the Executive's employment hereunder.

                  3.1.2 CONFIDENTIAL INFORMATION; PERSONAL RELATIONSHIPS. The Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Executive agrees that, during and after the Restricted Period, the Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others all confidential matters directly relating to the Company Business including, without limitation, financial information, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and

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design projects, inventions and research projects of the Company, its affiliates, or any other entity which may hereafter become an affiliate thereof, learned by the Executive heretofore or hereafter unless otherwise in the public domain other than as a result of disclosure by the Executive or unless independently obtained from third parties not under disclosure restrictions in favor of the Company.

                  3.1.3 PROPERTY OF THE COMPANY. All memoranda, notes, lists, records, engineering drawings, technical specifications and related documents and other documents or papers (and all copies thereof) relating to the Company, including such items stored in computer memories, microfiche or by any other means, made or compiled by or on behalf of the Executive after the date hereof, or made available to the Executive after the date hereof relating to the Company, its affiliates or any entity which may hereafter become an affiliate thereof, shall be the property of the Company, and shall be delivered to the Company promptly upon the termination of the Executive's employment with the Company or at any other time upon request; PROVIDED, HOWEVER, that Executive's address books, diaries, chronological correspondence files and rolodex files shall be deemed to be property of the Executive.

                  3.1.4 ORIGINAL MATERIAL. The Executive agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation computer systems, programs and manufacturing techniques, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by the Executive alone or jointly with others during the Executive's employment with the Company shall be the property of and belong exclusively to the Company. The Executive shall promptly and fully disclose to the Company the origination or development by the Executive of any such material and shall provide the Company with any information that it may reasonably request about such material.

                  3.1.5 EMPLOYEES OF THE COMPANY AND ITS AFFILIATES. During the Restricted Period, the Executive shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor thereof, any employee of the Company and its affiliates or successors or encourage any such employee to leave his employment.

                  3.1.6 CUSTOMERS OF THE COMPANY. During the Restricted Period, the Executive shall not, except by reason of and in his capacity as an officer of the Company, directly or indirectly, request or advise a customer of the Company or its subsidiaries to curtail or cancel such customer's business relationship with the Company.

                  3.2 RIGHTS AND REMEDIES UPON BREACH. If the Executive breaches, or threatens to commit a breach of, any of the provisions contained in
Section 3.1 of this Agreement (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                  3.2.1 SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed

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that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                  3.2.2 ACCOUNTING. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

                  3.3 SEVERABILITY OF COVENANTS. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

                  3.4 BLUE-PENCILLING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

                  3.5 ENFORCEABILITY IN JURISDICTIONS. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            4.    TERMINATION.

                  4.1 TERMINATION UPON DEATH. If the Executive dies during the Term, this Employment Agreement shall terminate, provided, however, that in any such event, the Company shall pay to the Executive, or to his estate, any portion of the Annual Salary that shall have been earned by the Executive prior to the termination but not yet paid, any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans shall be paid to the Executive, or to his estate or designated beneficiary, in accordance with the provisions of such plan; and the Company shall reimburse the Executive, or his estate, for any expenses with respect to which the Executive is entitled to reimbursement pursuant to Section 2.6 of this Agreement, and the Executive's right to indemnification, payment or reimbursement pursuant to Section 6 of this Agreement shall not be affected by such termination and shall continue in full force and effect, both with respect to proceedings that are threatened, pending or completed at the date of such termination and with respect to proceedings that are threatened, pending or completed after that date.

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                  4.2 TERMINATION WITH CAUSE. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Company's obligation to the Executive shall be limited solely to the payment of unpaid Annual Salary accrued, together with unpaid Incentive Bonus, if any, and Benefits vested up to the effective date specified in the Company's notice of termination. As used in this Agreement, the term "Cause" shall mean and include
(i) chronic alcoholism or controlled substance abuse as determined by a doctor mutually acceptable to the Company and the Executive, (ii) an act of proven fraud or dishonesty on the part of the Executive with respect to the Company or its subsidiaries; (iii) knowing and material failure by the Executive to comply with material applicable laws and regulations relating to the business of the Company or its subsidiaries; (iv) the Executive's material and continuing failure to perform (as opposed to unsatisfactory performance) his duties hereunder or a material breach by the Executive of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the Executive; or (v) conviction of a misdemeanor involving moral turpitude or a felony. Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (iv) above, the Executive shall be given 30 days' prior notice from the Board specifically identifying the reasons which are alleged to constitute cause for any termination hereunder and an opportunity to be heard by the Board in the event Executive disputes such allegations.

                  4.3 TERMINATION WITHOUT CAUSE. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive without Cause. If the Executive is terminated during the Term without Cause (including any termination which is deemed to be a constructive termination without Cause under Section 4.6 hereof), the Company's obligation to the Executive shall be limited solely to the payment, at the times and upon the terms provided for herein, of the greater of (i) the Executive's Annual Salary and Incentive Bonus for the number of full months remaining in the Term of this Agreement (assuming no automatic extension of the Term) had the Executive not been so terminated and (ii) the Executive's Annual Salary for a period of 36 months, in each case based on the Annual Salary of the Executive in effect on the date of termination (or, if the Company has reduced the Executive's Annual Salary in breach of this Agreement, the Executive's Annual Salary before such reduction) and, in the case of clause (i), the average Incentive Bonus received by the Executive for the immediately preceding two fiscal years, together with all unpaid Incentive Bonus and Benefits awarded or accrued up to the date of termination. If the Executive is terminated after he has received one Incentive Bonus but before he has received two, the Incentive Bonus in clause (i) shall be based on the amount of that one Incentive Bonus; if he has not yet received an Incentive Bonus, it shall be based on the maximum Incentive Bonus (i.e., one half of the Annual Salary). In the event of a termination by the Company without Cause within 180 days after a Change of Control (as hereinafter defined), including a constructive termination without Cause pursuant to Section 4.6, the amounts due to the Executive pursuant to this
Section 4.3 shall be due and payable in one lump-sum payment within 60 days after such termination. In all other cases, any amounts due to the Executive pursuant to this Section 4.3 shall be due and payable as and when they would have become due and payable absent such termination.

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                  4.4 TERMINATION BY THE EXECUTIVE. Any termination of this
Agreement by the Executive during the Term, except such termination as is deemed to be a constructive termination without Cause by the Company under Section 4.6 of this Agreement, shall be deemed to be a breach of the terms of this Agreement for the purposes of Section 3.1.1 hereof and shall entitle the Company to discontinue payment of all Annual Salary, Incentive Bonuses and Benefits accruing from and after the date of such termination.

                  4.5 TERMINATION UPON DISABILITY. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and the Executive or his closest relative if he is not then able to make such a choice, so that the Executive is unable substantially to perform his services hereunder for (i) a period of four consecutive months, or (ii) for shorter periods aggregating six months during any twelve-month period, the Company may at any time after the last day of the four consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, by written notice to the Executive, terminate the Executive's employment hereunder and discontinue payments of the Annual Salary, Incentive Bonuses and Benefits accruing from and after the date of such termination. The Executive shall be entitled to the full compensation payable to him hereunder for periods of disability shorter than the periods specified in clauses (i) and (ii) of the previous sentence.

                  4.6 CONSTRUCTIVE TERMINATION WITHOUT CAUSE. Notwithstanding any other provision of this Agreement, the Executive's employment under this Agreement may be terminated during the Term by the Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events shall occur without the consent of the Executive: (i) a failure to elect or reelect or to appoint or reappoint the Executive to the office of Chief Executive Officer of the Company or other material change by the Company of the Executive's functions, duties or responsibilities which change would reduce the ranking or level, dignity, responsibility, importance or scope of the Executive's position with the Company from the position and attributes thereof described in Section 1 above; (ii) the assignment or reassignment by the Company of the Executive to a location outside an area of metropolitan Houston, Texas, designated on the map attached as Exhibit B to this Agreement; (iii) the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder; (iv) a reduction in the Executive's fixed salary or change by the Company without the consent of the Executive in the method of determining Executive's annual bonus that results in a reduction of such annual bonus, calculated on the assumption that any objectives for full payment are attained but not exceeded; (v) a Change of Control as hereinafter defined; (vi) the failure of the Company to continue to provide the Executive with office space, related facilities and secretarial assistance that are commensurate with the Executive's responsibilities to and position with the Company; (vii) the notification by the Company of the Company's intention not to observe or perform one or more of the obligations of the Company under this Agreement; (viii) the failure by the Company to indemnify, pay or reimburse the Executive at the time and under the circumstances required by Section 6 of this Agreement; (ix) the occurrence of any other material breach of this Agreement by the Company or any of its subsidiaries; or (x) the delivery of notice by the Company in

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accordance with Section 1.1 hereof that it desires to terminate the Agreement, but only if such notice is given before the Term has been automatically extended three times . Any such termination shall be made by written notice to each member of the Board, specifying the event relied upon for such termination and given within 60 days after such event. Any constructive termination shall be effective 60 days after the date each member of the Board has been given such written notice setting forth the grounds for such termination with specificity; PROVIDED, HOWEVER, that Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within 60 days after such notice the action constituting such ground for termination is no longer continuing. A constructive termination by the Company without Cause shall terminate the Restrictive Period hereunder.

                  4.7 For the purposes hereof, a "Change of Control of the Company" shall be deemed to have occurred if after the effective date (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Act")), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least a majority of the members of the Board in office immediately prior to such person attaining such percentage interest; (ii) there occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least a majority of the members of the Board in office, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (ii) of this Section 4.7, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

            5. INSURANCE. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon the Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. The Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

            6.    INDEMNIFICATION.

                  6.1 The Company shall, to the extent not prohibited by law, indemnify the Executive if he is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (hereinafter a "Proceeding"), by reason of the fact that the Executive is or was a director or officer of the Company, or is or was serving in any capacity at the request of the Company for

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any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) paid or incurred in connection with any such Proceeding.

                  6.2 The Company shall, from time to time, reimburse or advance to the Executive the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding in advance of the final disposition of such Proceeding; PROVIDED, HOWEVER, that, if required by the Texas Business Corporation Act, such expenses incurred by or on behalf of the Executive may be paid in advance of the final disposition of a Proceeding only upon receipt by the Company of an undertaking, by or on behalf of the Executive, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that the Executive is not entitled to be indemnified for such expenses.

                  6.3 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 6 shall not be deemed exclusive of any other rights which the Executive may now or hereafter have under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  6.4 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 6 shall continue as to the Executive after he has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of the Executive.

                  6.5 The Company shall purchase and maintain director and officer liability insurance on such terms and providing such coverage as the Board determines is appropriate, and the Executive shall be covered by such insurance on the same basis as the other directors and executive officers of the Company.

                  6.6 The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article 6 shall be enforceable by the Executive in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company. Neither the failure of the Company (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that the Executive is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that the Executive is not so entitled. The Executive shall also be indemnified for any expenses incurred in connection with successfully establishing his right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                  6.7 If the Executive serves (1) another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Company, or (2) any employee benefit plan of the Company or any corporation referred to in clause (1), in any capacity, then he shall be deemed to be doing so at the request of the Company.

                  6.8 The right to indemnification or reimbursement or advancement of expenses shall be interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding.

            7.    OTHER PROVISIONS.

                  7.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                        (i) "affiliate" with respect to the Company means any
            other person controlled by or under common control with the Company but shall not include any stockholder or director of the Company, as such.

                        (ii) "person" means any individual, corporation,
            partnership, firm, joint Company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                        (iii) "subsidiary" means any corporation 50% or more of
            the voting securities of which are owned directly or indirectly by the Company.

                  7.2 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

                  (i)   if to the Company, to:

                        DI Industries, Inc.
                        450 Gears Road, Suite 625
                        Houston, Texas  77067
                        Attention:

                        with a copy to:

                        Parson & Brown
                        666 Third Avenue
                        New York, New York  10017
                        Attention:  William R. Ziegler, Esq.

                  (ii)  if to the Executive, to:

                        Thomas P. Richards
                        1318 Forest Brook
                        Sugarland, Texas  77478

Any party may change its address for notice hereunder by notice to the other party hereto.

                  7.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                  7.4 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  7.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) where the employment of the Executive shall be deemed, in part, to be performed and enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Houston, Texas.

                  7.6 ASSIGNMENT. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company (subject to Section 4.6 (iii) hereof) only to a successor by merger or purchasers of substantially all of the assets of the Company.

                  7.7 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  7.8 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


                  7.9 NO PRESUMPTION AGAINST INTEREST. This Agreement has been negotiated. drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

                  7.10 VALIDITY CONTEST. The Company shall promptly pay any and all legal fees and expenses incurred by the Executive from time to time as a direct result of the Company's contesting the due execution, authorization, validity or enforceability of this Agreement.

                  7.11 BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.

                  7.12 RELOCATION OF OFFICE. The Board shall, after consulting with the Executive, select the location and office space for the Company's corporate offices in the Houston, Texas, area in the area designated on the map attached as Exhibit B to this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    DI INDUSTRIES, INC.

                                    By /s/ IVAR SIEM
                                    Name:  Ivar Siem
                                    Title:

                                    EXECUTIVE

                                    /s/ THOMAS P. RICHARDS
                                    Thomas P. Richards